                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                             SONIC INNOVATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
              [GRAPHIC REMOVED HERE](Title of Class of Securities)

                                   83545 M 109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the one pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[_]   Rule 13d-1(c)

[X]   Rule 13d-1(d)



/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                    ----------------------
CUSIP NO. 83545 M 109                 13G                   Page 2 of 15 Pages
          -----------                                            --   ---
----------------------                                   -----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM Capital L.P.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]

                                                           (b)  X

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
     SHARES BENEFICIALLY               2,010,041 (1)
         OWNED BY
           EACH                  -----------------------------------------------
      REPORTING PERSON            6    SHARED VOTING POWER
           WITH                        None

                                 -----------------------------------------------
                                   7   SOLE DISPOSITIVE POWER
                                       2,010,041 (1)
                                 -----------------------------------------------
                                   8   SHARED DISPOSITIVE POWER
                                       None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,010,041 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [   ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN

--------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 83545 M 109                 13G                   Page 3 of 15 Pages
          -----------                                            --   ---
----------------------                                   -----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          BB BioVentures L.P.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]

                                                           (b)  X

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
     SHARES BENEFICIALLY               2,010,041 (1)
         OWNED BY
           EACH                  -----------------------------------------------
      REPORTING PERSON            6    SHARED VOTING POWER
           WITH                        None

                                 -----------------------------------------------
                                   7   SOLE DISPOSITIVE POWER
                                       2,010,041 (1)
                                 -----------------------------------------------
                                   8   SHARED DISPOSITIVE POWER
                                       None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,010,041 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [   ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN

--------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 83545 M 109                 13G                   Page 4 of 15 Pages
          -----------                                            --   ---
----------------------                                   -----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          BAB BioVentures L.P.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]

                                                           (b)  X

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
     SHARES BENEFICIALLY               2,010,041 (1)
         OWNED BY
           EACH                  -----------------------------------------------
      REPORTING PERSON            6    SHARED VOTING POWER
           WITH                        None

                                 -----------------------------------------------
                                   7   SOLE DISPOSITIVE POWER
                                       2,010,041 (1)
                                 -----------------------------------------------
                                   8   SHARED DISPOSITIVE POWER
                                       None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,010,041 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [   ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN

--------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 83545 M 109                 13G                   Page 5 of 15 Pages
          -----------                                            --   ---
----------------------                                   -----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioVentures Parallel Fund, L.P.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]

                                                           (b)  X

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
     SHARES BENEFICIALLY               2,010,041 (1)
         OWNED BY
           EACH                  -----------------------------------------------
      REPORTING PERSON            6    SHARED VOTING POWER
           WITH                        None

                                 -----------------------------------------------
                                   7   SOLE DISPOSITIVE POWER
                                       2,010,041 (1)
                                 -----------------------------------------------
                                   8   SHARED DISPOSITIVE POWER
                                       None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,010,041 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [   ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN

--------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 83545 M 109                 13G                   Page 6 of 15 Pages
          -----------                                            --   ---
----------------------                                   -----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          BAB BioVentures, N.V.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]

                                                           (b)  X

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Netherlands Antilles

--------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
     SHARES BENEFICIALLY               2,010,041 (1)
         OWNED BY
           EACH                  -----------------------------------------------
      REPORTING PERSON            6    SHARED VOTING POWER
           WITH                        None

                                 -----------------------------------------------
                                   7   SOLE DISPOSITIVE POWER
                                       2,010,041 (1)
                                 -----------------------------------------------
                                   8   SHARED DISPOSITIVE POWER
                                       None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,010,041 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [   ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          CO

--------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 83545 M 109                 13G                   Page 7 of 15 Pages
          -----------                                            --   ---
----------------------                                   -----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioVentures I LP

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]

                                                           (b)  X

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
     SHARES BENEFICIALLY               2,010,041 (1)
         OWNED BY
           EACH                  -----------------------------------------------
      REPORTING PERSON            6    SHARED VOTING POWER
           WITH                        None

                                 -----------------------------------------------
                                   7   SOLE DISPOSITIVE POWER
                                       2,010,041 (1)
                                 -----------------------------------------------
                                   8   SHARED DISPOSITIVE POWER
                                       None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,010,041 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [   ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN

--------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 83545 M 109                 13G                   Page 8 of 15 Pages
          -----------                                            --   ---
----------------------                                   -----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioVentures I LLC

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]

                                                           (b)  X

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
     SHARES BENEFICIALLY               2,010,041 (1)
         OWNED BY
           EACH                  -----------------------------------------------
      REPORTING PERSON            6    SHARED VOTING POWER
           WITH                        None

                                 -----------------------------------------------
                                   7   SOLE DISPOSITIVE POWER
                                       2,010,041 (1)
                                 -----------------------------------------------
                                   8   SHARED DISPOSITIVE POWER
                                       None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,010,041 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [   ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          CO

--------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 83545 M 109                 13G                   Page 9 of 15 Pages
          -----------                                            --   ---
----------------------                                   -----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM Asset Management LLC

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]

                                                           (b)  X

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
     SHARES BENEFICIALLY               2,010,041 (1)
         OWNED BY
           EACH                  -----------------------------------------------
      REPORTING PERSON            6    SHARED VOTING POWER
           WITH                        None

                                 -----------------------------------------------
                                   7   SOLE DISPOSITIVE POWER
                                       2,010,041 (1)
                                 -----------------------------------------------
                                   8   SHARED DISPOSITIVE POWER
                                       None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,010,041 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [   ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO

--------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 83545 M 109                 13G                   Page 10 of 15 Pages
          -----------                                            ---   ---
----------------------                                   -----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          Medical Portfolio Management, LLC

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]

                                                           (b)  X

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
     SHARES BENEFICIALLY               2,010,041 (1)
         OWNED BY
           EACH                  -----------------------------------------------
      REPORTING PERSON            6    SHARED VOTING POWER
           WITH                        None

                                 -----------------------------------------------
                                   7   SOLE DISPOSITIVE POWER
                                       2,010,041 (1)
                                 -----------------------------------------------
                                   8   SHARED DISPOSITIVE POWER
                                       None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,010,041 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [   ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO

--------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 83545 M 109                 13G                   Page 11 of 15 Pages
          -----------                                            ---   ---
----------------------                                   -----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM Asset Management Investors 1998 LLC

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]

                                                           (b)  X

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
     SHARES BENEFICIALLY               2,010,041 (1)
         OWNED BY
           EACH                  -----------------------------------------------
      REPORTING PERSON            6    SHARED VOTING POWER
           WITH                        None

                                 -----------------------------------------------
                                   7   SOLE DISPOSITIVE POWER
                                       2,010,041 (1)
                                 -----------------------------------------------
                                   8   SHARED DISPOSITIVE POWER
                                       None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,010,041 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [   ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.4%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO

--------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).        Name of Issuer:
                  --------------

                  Sonic Innovations, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  2795 East Cottonwood Parkway, Suite 660,
                  Salt Lake City, UT, 84117-7261

Item 2(a).        Names of Person Filing:
                  ----------------------

                  MPM Capital L.P.
                  BB BioVentures L.P.
                  BAB BioVentures L.P.
                  MPM BioVentures Parallel Fund, L.P.
                  BAB BioVentures, N.V.
                  MPM BioVentures I LP
                  MPM BioVentures I LLC
                  MPM Asset Management LLC
                  Medical Portfolio Management, LLC
                  MPM Asset Management 1998 LLC


Item 2(b).        Business Mailing Address for the Person Filing:
                  ----------------------------------------------

                  c/o MPM Capital L.P.
                  111 Huntington Ave., 31st floor
                  Boston, MA 02199

Item 2(c).        Citizenship:
                  -----------

                  All entities were organized in Delaware, except BAB BioVentures, N.V., which was formed under the laws of the Netherlands Antilles.

Item 2(d).        Title of Class of Securities:
                  ----------------------------

                  Common Stock

Item 2(e).        CUSIP Number:
                  ------------

                  83545 M 109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                  ----------------------------------------------

                 Not Applicable

Item 4.           Ownership:
                  ---------

                  (a)      Amount Beneficially Owned:

                           2,010,041 shares of Common Stock (1)

                  (b)      Percent of Class Owned:

                               10.4%

                  (c)      Number of shares as to which such person has:

                           (i)   sole power to vote or to direct the vote:
                                    2,010,041 shares of Common Stock (1)

                           (ii)  shared power to vote or to direct the vote:
                                    None

                           (iii) sole power to dispose or to direct the
                                 disposition of:
                                    2,010,041 shares of Common Stock (1)

                           (iv) shared power to dispose or to direct the disposition of:
                                    None

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

                  Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         -----------------------------------------------------------------------
             Security Being Reported on By the Parent Holding Company:
             --------------------------------------------------------

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

                  Not Applicable

Item 9.  Notice of Dissolution of Group:
         ------------------------------

                  Not Applicable

Item 10. Certification:
         -------------

                  Not Applicable

(1) Includes shares held through interests in MPM Capital L.P. ("MPM Capital") and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 1,743,209 shares are held by MPM BioVentures L.P.; 236,753 shares are held by MPM BioVentures Parallel Fund, L.P.; 23,034 shares are held by MPM Asset Management Investors 1998 LLC; and 7,045 shares are shares issuable upon the exercise of options held by Luke B. Evnin exercisable within 60 days of December 31, 2001. Such shares issuable upon the exercise of options held by Dr. Evnin may also be beneficially owned by BB BioVentures L.P. and MPM BioVentures Parallel Fund, L.P. Each reporting person herein disclaims beneficial ownership of shares not directly held by such reporting person.

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2002



MPM CAPITAL L.P.                             BB BIOVENTURES L.P.

By:    Medical Portfolio Management LLC,     By:    BAB BioVentures L.P.,
       its General Partner                          its General Partner

                                             By:    BAB BioVentures N.V.,
                                                    its General Partner
By:    /s/ Luke B. Evnin
       --------------------------
       Name: Luke B. Evnin
       Title: Manager                        By:    /s/ Luke B. Evnin
                                                    -----------------------
                                                    Name: Luke B. Evnin
                                                    Title: Manager

BAB BIOVENTURES L.P.                         MPM BIOVENTURES PARALLEL FUND, L.P.

By:    BAB BioVentures, N.V.,                By:    MPM BioVentures I LP,
       its General Partner                          its General Partner

By:    /s/ Luke B. Evnin                     By:    MPM BioVentures I LLC,
       --------------------------
       Name: Luke B. Evnin                          its General Partner
       Title: Manager

                                             By:    /s/ Luke B. Evnin
                                                    -----------------------
                                                    Name: Luke B. Evnin
                                                    Title: Manager

BAB BIOVENTURES, N.V.                        MPM BIOVENTURES I LP

                                              By:   MPM BioVentures I LLC,
                                                    its General Partner
By:    /s/ Luke B. Evnin
       --------------------------
       Name: Luke B. Evnin
       Title: Manager                        By:    /s/ Luke B. Evnin
                                                    -----------------------
                                                    Name: Luke B. Evnin
                                                    Title: Manager

MPM BIOVENTURES I LLC                        MPM ASSET MANAGEMENT LLC



By:    /s/ Luke B. Evnin                     By:    /s/ Luke B. Evnin
       -------------------------                    -----------------------
       Name: Luke B. Evnin                          Name: Luke B. Evnin
       Title: Manager                               Title: Manager




MEDICAL PORTFOLIO MANAGEMENT, LLC            MPM ASSET MANAGEMENT 1998 LLC



By:    /s/ Luke B. Evnin                     By:    /s/ Luke B. Evnin
       -------------------------                    -----------------------
       Name: Luke B. Evnin                          Name: Luke B. Evnin
       Title: Manager                               Title: Manager